Exhibit 99.1

Fiscal Quarter Ended
January 31,2011

Mass Megawatts Wind Power, Inc. Reports for Fiscal Quarter Ended January 31,2011

WORCESTER, MA., March 15,2011 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC: MMMW) reports a net loss of $80,414 or one cent per share in the third quarter ending January 31,2011. In the same three month period last year , Mass Megawatts reported a net loss of one cent per share or $96,935.

The Mass Megawatts wind power plant also known as the Multiaxis Turbosystem  is preparing an  improved augmenter for production. The newest version of  the augmenter is a more cost effective method for increasing wind velocity.  An augmenter increases the harnessed wind velocity in order to increase the power output.  The new augmenter technology reduces the cost for heavy and expensive components being required by earlier versions of an augmenter.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com